As filed with the Securities and Exchange Commission on July 27, 2021.

Registration No. 333-255680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MeridianLink, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0849406
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1600 Sunflower Avenue, #200

Costa Mesa, CA 92626

(714) 708-6950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kayla Dailey

General Counsel

MeridianLink, Inc.

1600 Sunflower Avenue, #200

Costa Mesa, CA 92626

(717) 462-1662

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley C. Weber Joseph C. Theis, Jr. Natalie T. Martirossian Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100	Bradley C. Reed, P.C. Michael P. Keeley Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Katharine A. Martin Rezwan D. Pavri Bryan D. King Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.001 par value per share	13,800,000	$26.00	$358,800,000.00	$39,146.00

(1)	Includes an additional 1,800,000 shares that the underwriters have an option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The registrant previously paid $39,146.00 in connection with the filing of this registration statement on July 19, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 (this “Amendment No. 5”) to the Registration Statement on Form S-1 (File No. 333-255680) of MeridianLink, Inc. (the “Registration Statement”) is being filed as an exhibits-only filing solely to amend Item 16(a) of Part II thereof. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

Amount to be Paid
SEC registration fee	$39,146
FINRA filing fee	54,320
Stock exchange listing fee	295,000
Printing and engraving expenses	500,000
Legal fees and expenses	2,798,900
Accounting fees and expenses	650,000
Transfer agent and registrar fees	30,700
Miscellaneous expenses	400,000

Total	$4,768,066

Item 14. Indemnification of Directors and Officers.

The registrant converted from a Delaware limited liability company into a Delaware corporation on July 27, 2021 and is subject to the Delaware General Corporation Law, or the DGCL. In connection with this conversion, we changed our name from Project Angel Parent, LLC to MeridianLink, Inc.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The registrant’s charter and bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s charter includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2018, we issued the following unregistered securities (without giving effect to the Corporate Conversion, and with no prices per unit noted in this Item 15 being adjusted to reflect the two-for-one reverse Class B Unit split effected in July 2021):

Unit Financings

In May 2018, we sold an aggregate of $218.0 million of our Class A Units and Class B Units at a purchase price of $1,000 per Class A Unit and $0.0332777778 per Class B Unit to certain of the Thoma Bravo Funds.

In May 2018, we sold an aggregate of $1.5 million of our Class A Units and Class B Units at a purchase price of $1,000 per Class A Unit and $0.0332777778 per Class B Unit to Antares Holdings LP in connection with the entry into our First Lien Credit Agreement.

In June 2018, we sold an aggregate of $10.0 million of our Class A Units and Class B Units at a purchase price of $1,000 per Class A Unit and $0.0332777778 per Class B Unit to certain of the Thoma Bravo Funds.

Rollovers

In connection with Thoma Bravo’s acquisition of MeridianLink, Inc., certain equityholders of MeridianLink, Inc., including certain employees and officers were offered the opportunity to exchange shares of MeridianLink, Inc. common stock for our Class A Units and Class B Units. As a result, in May 2018 certain employees and officers received (i) an aggregate of $80.0 million of our Class A Units and Class B Units at a price of $1,000 per Class A Unit and $0.0332777778 per Class B Unit and (ii) an aggregate of $25.0 million of our Class S Units at a price of $1,000 per Class S Unit.

In addition, in connection with our acquisition of CRIF in June 2018, we issued an aggregate of $10.0 million of our Class A Units and Class B Units at a purchase price of $1,000 per Class A Unit and $0.0332777778 per Class B Unit to CRIF S.p.A, in exchange for common stock of CRIF.

Option and Unit Issuances

From January 1, 2017 through the date of this registration statement, we have granted under our Equity Plan 321,173 Class A Units to employees, consultants, and directors having purchase price of $1,000 per unit.

From January 1, 2017 through the date of this registration statement, we have granted under our Equity Plan 112,080,981 Class B Units to employees, consultants, and directors having purchase prices ranging from $0.0332777778 to $3.03303 per unit.

From January 1, 2017 through the date of this registration statement, we have granted under our 2019 Equity Option Plan options to purchase 6,414,392 Class B Units to employees, consultants, and directors having exercise prices ranging from $3.03303 to $9.13 per unit.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act of 1933, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Limited Liability Company Agreement of the registrant, dated as of May 31, 2018.

3.2**	Form of Certificate of Incorporation of the registrant (to be effective upon the Corporate Conversion).

3.3**	Form of Bylaws of the registrant (to be effective upon the Corporate Conversion).

3.4**	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of the registrant, dated as of July 16, 2021

4.1**	Specimen Common Stock Certificate.

4.2**	Registration Rights Agreement.

5.1	Opinion of Goodwin Procter LLP.

10.1**#	2021 Stock Option and Incentive Plan, and forms of award agreements thereunder.

10.2**#	2021 Employee Stock Purchase Plan.

10.3**#	Non-Employee Director Compensation Policy.

10.4**#	Senior Executive Cash Incentive Bonus Plan.

10.5**#	Forms of Indemnification Agreement between the registrant and each of its directors and executive officers.

10.6**#	Executive Officer Employment Agreements, by and between the registrant and Nicolaas Vlok, to be entered into in connection with this offering.

10.7**#	Executive Officer Employment Agreements, by and between the registrant and Chad Martin, to be entered into in connection with this offering.

10.8**#	Executive Officer Employment Agreements, by and between the registrant and Timothy Nguyen, to be entered into in connection with this offering.

10.9**#	Executive Officer Employment Agreements, by and between the registrant and Alan Arnold, to be entered into in connection with this offering.

10.10**	Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and Antares Capital LP, dated as of May 31, 2018.

10.11**	Amendment No. 1 to Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and Antares Capital LP, dated as of July 3, 2018.

10.12**	Second Amendment and Incremental Facility Amendment to Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., the Incremental Term Loan Lenders (as defined therein), Professional Credit Reporting, Inc., ML East Acquisition Subsidiary, Inc., and Antares Capital LP, dated as of December 21, 2018.

10.13**	Amendment No. 3 to Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and Antares Capital LP, dated as of June 27, 2019.

Exhibit Number	Description

10.14**	Fourth Amendment and Incremental Facility Amendment to Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., the Incremental Term Loan Lenders (as defined therein), Professional Credit Reporting, Inc., ML East Acquisition Subsidiary, Inc., and Antares Capital LP, dated as of October 7, 2019.

10.15**	Fifth Amendment and Incremental Facility Amendment to Senior Secured First Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., the Incremental Term Loan Lenders (as defined therein), Professional Credit Reporting, Inc., ML East Acquisition Subsidiary, Inc., and Antares Capital LP, dated as of January 12, 2021.

10.16**	Second Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., the other lenders party thereto, and DBD Credit Funding LLC, dated as of May 31, 2018.

10.17**	Amendment No. 1 to Senior Secured Second Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and DBD Credit Funding LLC, dated as of July 3, 2018.

10.18**	Amendment No. 2 to Senior Secured Second Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and DBD Credit Funding LLC, dated as of June 27, 2019.

10.19**	Amendment No. 3 to Senior Secured Second Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and DBD Credit Funding LLC, dated as of October 7, 2019.

10.20**	Amendment No. 4 to Senior Secured Second Lien Credit Agreement by and among Project Angel Intermediate Holdings, LLC, Project Angel Holdings, LLC, MeridianLink, Inc., each lender from time to time party thereto, and DBD Credit Funding LLC, dated as of January 12, 2021.

10.21**	Standard Industrial/Commercial Single-Lessee Lease – Net by and between the registrant and MLink Enterprise, LLC, dated as of November 30, 2012.

10.22**	First Amendment to Lease Agreement by and between the registrant and MLink Enterprise, LLC, dated as of March 23, 2018.

10.23**	Office Sublease by and between MeridianLink, Inc. and Profit Recovery Partners, LLC, dated as of March 24, 2021.

10.24**	First Amendment to Office Sublease by and between MeridianLink, Inc. and Profit Recovery Partners, LLC, dated as of April 21, 2021.

21.1**	Subsidiaries of the registrant.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1**	Power of Attorney.

99.1**	Consent of Pam Murphy.

**	Previously Filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Costa Mesa, California on July 27, 2021.

MeridianLink, Inc.

By:	/s/ Nicolaas Vlok
Nicolaas Vlok Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicolaas Vlok Nicolaas Vlok	Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2021

/s/ Chad Martin Chad Martin	Chief Financial Officer, Treasurer, and Secretary (Principal Financial and Accounting Officer)	July 27, 2021

*	Chairman of the Board of Directors	July 27, 2021
Paul Zuber

*	Director	July 27, 2021
A.J. Rohde

*	Director	July 27, 2021
A.J. Jangalapalli

*	Director	July 27, 2021
James Lines

*	Chief Strategy Officer and Director	July 27, 2021
Timothy Nguyen

*By:	/s/ Chad Martin
Chad Martin Attorney-in-Fact